Exhibit 2.1

                           Sale and Purchase Agreement

by and among

Des-Dur Vermogensverwaltungs GmbH, Hallbergmoos
c/o Pollath + Partners
Lilienthalstrasse 7, 85399 Hallbergmoos
("Purchaser")

Isonics Corporation
4010 Moorpark Avenue, Suite 119
San Jose CA 95117, U.S.A.
("Isonics")

and

Herbert Hegener,
Sebastiansweg 20
40231 Dusseldorf
("Seller 1")

Helmut Swyen
Am Oberen Feld 105
40668 Meerbusch
("Seller 2").


                                      ss. 1
                                     Company

1. The following company is registered with the commercial register of the Lower Court Dusseldorf in section B under number 27949:

                    Chemotrade Chemiehandelsgesellschaft mbH



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                                                                               2
                                 ("Chemotrade").

2.   Chemotrade has its statutory seat in Dusseldorf.

3. Its fully paid-up registered share capital amounts to DM 300,000 and is divided into two shares each with a stated value of DM 150,000. The Seller 1 holds one share with a stated value of DM 150,000 and the Seller 2 holds the other share with a stated value of DM 150,000.


                                      ss. 2
                                  Subsidiaries

1. The following company is registered with the commercial register of the Lower Court Leipzig in section B number 6778:

                Chemotrade Chemiehandelsgesellschaft mbH Leipzig
                             ("Chemotrade Leipzig").

2.   Chemotrade Leipzig has its statutory seat in Leipzig.

3. Its fully paid-up registered share capital amounts to DM 50,000 and is divided into two shares with a stated value of DM 37,500 and DM 12,500, resp. Chemotrade holds the share with the stated value of DM 37,500 and Dr. Gerd Asperger, Braunschweiger Strasse 43, 04157 Leipzig, holds the share with a stated value of DM 12,500.

4. The following company is registered with the commercial register of the Lower Court Berlin-Charlottenburg in section B under number 46 572:

                     IUT Institut fur Umwelttechnologie GmbH
                                    ("IUT").


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                                                                              3

5. IUT has its statutory seat in Berlin and a fully paid-up registered share capital of DM 100,000. Chemotrade holds a share with a stated value of DM 6,300.


                                      ss. 3
                                    Business

Chemotrade - directly and indirectly through its subsidiary Chemotrade Leipzig - is engaged in trading with stable and radioactive isotopes, radioactive sources and transuranium elements. Its subsidiary IUT specializes in isotope technology, sensor development, plasma and laser technology, technology of radiation measurement and analytical chemistry (labeling carbon 14, several analytical services and development of measuring methods and their technical equipment to determine environmental toxic compounds and of technologies to reduce pollution in water and air).


                                      ss. 4
                       Subject-Matter of Sale and Purchase

1. Subject to the terms and conditions hereof, the Seller 1 and the Seller 2 hereby sell to the Purchaser, and the Purchaser hereby purchases from the Seller 1 and the Seller 2, the shares in the registered share capital of Chemotrade as set forth in ss. 1 subsection 3 hereof (the "Chemotrade Share 1" and the "Chemotrade Share 2", and jointly the "Chemotrade Shares").

2. The Chemotrade Shares are sold by the Seller 1 and the Seller 2 to the Purchaser with all rights and obligations to be derived therefrom, including the right to all profits of Chemotrade realized after January 1, 1998, 0.00 hrs., and all dividend rights as from that point in time. The Seller 1 and the Seller 2 shall be entitled to a dividend distribution equal to the aggregate of the annual surplus for the fiscal year 1997 ("Jahresuberschuss 1997") and profits brought forward from previous years ("Gewinnvortrag") (the "1997 Dividend Distribution").

3. The Seller 1 and the Seller 2 hereby sell to the Purchaser, and the Purchaser hereby purchases from the Seller 1 and the Seller 2, all rights and claims, if any, of the Seller 1 and the Seller 2 against Chemotrade, Chemotrade Leipzig, and/or IUT, and in or to tangible and intangible assets used in the Business, except as expressly set forth otherwise in this Agreement.


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                                                                               5
                                      ss. 5
                 General Provisions concerning Sale and Purchase

1. In waiving all requirements as to form and notice for the invitation, the Seller 1 and the Seller 2 hereby convene a

                              Shareholders' Meeting
                                  of Chemotrade

     an unanimously resolve as follows:

     We hereby agree to the sale and transfer of the Chemotrade Shares pursuant to this Agreement.

     The Seller 1 and the Seller 2, in their capacity as managing directors of Chemotrade, do hereby confirm, on behalf of Chemotrade, this consent to the Purchaser.

2. The Seller 1 and the Seller 2, acting in their capacity as managing directors of Chemotrade, do hereby agree, on behalf of Chemotrade, to the sale and transfer of the Chemotrade Shares pursuant to this Agreement.

3. Irrespective of the consent pursuant to subsections 1 and 2 above, each of the Seller 1 and Seller 2 hereby agrees to all agreements and declarations made by the other Seller in this Agreement and hereby waives all options, pre-emptive rights and rights of first refusal as well as all other rights and claims of any type whatsoever which this Seller may have in respect of the Chemotrade Shares, rights and claims sold by the other Seller pursuant to ss. 4 subsection 3 hereof. The Seller 1 and the Seller 2, acting in their capacity as managing directors of Chemotrade, do hereby declare, on behalf of Chemotrade, a respective waiver.


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                                                                               6
                                      ss. 6
                        Consummation of the Transactions

1. The transfer of the Chemotrade shares, rights and claims sold pursuant toss.4 hereof and the payment of the Base Cash Consideration and the Base In Kind Consideration, each as hereinafter defined, (the "Closing") shall take place at such time and place as mutually agreed between the parties hereto, but no later than June 30, 1998 or August 31, 1998, respectively, if the period for Closing has been extended pursuant to para 3 (c) hereof. The Chemotrade Shares shall be assigned to the Purchaser subject to the condition precedent ("aufschiebende Bedingung") that the Base Cash Consideration and the Base In Kind Consideration have been paid as set forth inss.9 below. The Seller 1 and the Seller 2 shall instruct the acting notary to confirm receipt of the Base Cash Consideration and the Base In Kind Consideration.

2. At the Closing, all parties hereto undertake to enter in proper form into all agreements, execute all documents, give and accept all declarations and take all measures which will be necessary in order to consummate, and to comply fully with the purpose of, this Agreement to the extent to which the arrangements in this Agreement do not, by their nature, relate to the time period after the Closing.

3. The Seller 1 and the Seller 2 on the one hand and the Purchaser on the other shall have the right to rescind this Agreement, if

     (a) on the date of the Closing the respective other side has not complied with its obligations in this Agreement concerning the time until the Closing to any material degree and does not offer to remedy its failure to comply in a form which would constitute a satisfactory compliance with the respective obligations, or

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                                                                               7

     (b) on the date of Closing the consummation of the transactions agreed herein by the respective side would constitute a violation of legal or administrative provisions or instructions, or legal proceedings have been instituted with the aim to prevent the consummation of the transactions agreed herein to any material degree, or

     (c) the Purchaser did not obtain on or before June 30, 1998 financing of the Base Cash Consideration as hereinafter defined at reasonable terms and conditions; provided, however, that such period shall be extended until August 31, 1998 against payment of a portion of the Installment Cash Consideration (as defined in ss. 9 subsection 1 below) in an amount of DM 1,000,000 by the Purchaser to the Seller 1 and the Seller 2 as joint creditors.

4. The Seller 1 and the Seller 2 can exercise their rights pursuant to subsection 3 hereof only jointly and uniformly.

5. Subject to the proviso in this clause, if either side rescinds this Agreement pursuant to subsection 3 hereof, all obligations of the parties hereunder shall terminate without any liability (for performance, damages, reimbursement of costs or in any other way) of any party to the other party; provided, however, that the Seller 1 and the Seller 2 shall jointly and severally ("Gesamtschuldner") repay to the Purchaser one half (i.e. DM 500,000) of the payment received pursuant to subsection 3 (c) above and shall be entitled to retain DM 500,000 as a break-up fee. If the rescission is a result of the fact that the other party has intentionally or negligently not complied with its obligations hereunder, the rescinding party shall have the right to claim damages from the party in default.


                                      ss. 7
                  Arrangements for the Period until the Closing

1. The Seller 1 and the Seller 2 hereby undertake jointly and severally between today and the Closing

     (a) to conduct the Business with the care of a conscientious business man and only within the normal and ordinary course of business in accordance with past practice and to agree to all important business measures, in particular also those which would lead to a change or amendment to schedules referred to in this Agreement or deviate to any material degree from past practice, with the Purchaser in advance,

     (b) to maintain the present business organization of Chemotrade and Chemotrade Leipzig, to keep their assets in good working order and repair, to maintain their existing insurance cover, to use their best efforts to keep all present employees and workers from giving notice of termination, to maintain the business relations of Chemotrade and Chemotrade Leipzig with their suppliers, customers and other business partners to the best of their ability and to promote the Business in accordance with past practice as vigorously as possible, and

     (c) not to take any measures which would be apt to change the position of Chemotrade, Chemotrade Leipzig and IUT represented in this Agreement outside the normal and ordinary course of business, and not to pass any shareholders' resolutions of Chemotrade or Chemotrade Leipzig and not to exercise any votes attributable to the IUT shares without the prior consent of the Purchaser with the exception of the 1997 Dividend Distribution.

2. The Seller 1 and the Seller 2 shall permit the Purchaser and its representatives to inform themselves further about the legal and economic position of Chemotrade, Chemotrade Leipzig and IUT as reasonably requested by the Purchaser. The Seller 1 and the Seller 2 shall keep the Purchaser informed about all material business matters and events concerning Chemotrade, Chemotrade Leipzig and IUT even if they do not require the approval of the Purchaser pursuant to subsection 1 (a) above.

3. The Purchaser undertakes to use its best efforts to obtain financing of the Base Cash Considerations as hereinafter defined at reasonable terms and conditions.

4. All parties undertake not to take any measures which would put at risk or render more difficult to consummate any of the arrangements reflected herein.

5. The parties agree to inform third parties before the Closing of the fact that the parties have entered into this Agreement and/or of the contents of this Agreement only in agreement with all other parties and in the form specifically agreed with them, except and to the extent that there is a legally binding obligation to inform. This shall also apply to press releases and other information furnished to an indefinite group of persons.


                                      ss. 8
                   Withdrawals, Contributions, Indemnification

1. (a) The Seller 1 and the Seller 2 jointly and severally ("Gesamtschuldner") undertake to pay within two weeks from the Closing to Chemotrade an aggregate amount equivalent to all withdrawals - with the exception of the 1997 Dividend Distribution - within the meaning of paragraph (b) below made by the Seller 1 and the Seller 2 from Chemotrade or Chemotrade Leipzig between January 1, 1998 and the Closing and not repaid to, or set off with, Chemotrade or Chemotrade Leipzig in that period, except for those pursuant to paragraph (c) and subsection 3 hereof. Payments shall be made by bank transfer free of any charges to an account to be designated by Chemotrade; allocation issues, if any, among Chemotrade and Chemotrade Leipzig shall be settled amongst these two companies.

     (b) Withdrawals within the meaning of paragraph (a) above are without limitation all payments in cash or in kind, of any type and on any legal basis whatsoever, by Chemotrade or Chemotrade Leipzig to the Seller

         1 or the Seller 2, or to companies which are controlled by the Seller 1 or the Seller 2 or by the Seller 1 and the Seller 2 jointly, or to persons related to the Seller 1 or the Seller 2 within the meaning of ss.ss. 15 et seq. of the General Tax Code ("Abgabenordnung").

     (c) The Purchaser undertakes to pay within two weeks from the Closing to the Seller 1 and the Seller 2 jointly and severally ("Gesamtglaubiger") an aggregate amount equivalent to all contributions of cash and all other tangible assets, or to have such aggregate amount paid by Chemotrade or Chemotrade Leipzig, which the Seller 1 or the Seller 2 have made to Chemotrade or Chemotrade Leipzig between January 1, 1998 and the Closing and which Chemotrade or Chemotrade Leipzig have not repaid to, or set off with, the Seller 1 or the Seller 2 in that period, except for those pursuant to paragraph (a) above and subsection 3 below. Payment shall in each case be made by bank transfer to a bank account to be designated by the Seller 1 and the Seller 2.

2. Except as expressly set forth in this Agreement, all legal relations between the Seller 1 and the Seller 2 on the one hand and Chemotrade, Chemotrade Leipzig and IUT on the other and all rights and claims of the Seller 1 and the Seller 2 against Chemotrade, Chemotrade Leipzig or IUT shall terminate as of the Closing, but with economic effect as of December 31, 1997, and no obligation or liability of any type whatsoever shall arise for Chemotrade, Chemotrade Leipzig or IUT and/or the Purchaser from such termination. The Seller 1 and the Seller 2 shall procure that the same applies to all legal relations between companies controlled by the Seller 1 and/or the Seller 2 and/or persons related to the Seller 1 or the Seller 2 on the one hand and Chemotrade, Chemotrade Leipzig and IUT on the other and to all rights and claims of companies controlled by the Seller 1 and/or the Seller 2 and/or persons related to the Seller 1 or the Seller 2 against Chemotrade, Chemotrade Leipzig and IUT and the Seller 1 and the Seller 2 shall jointly and severally ("Gesamtschuldner"), to the extent necessary, hold Chemotrade, Chemotrade

     Leipzig, IUT and the Purchaser fully harmless from any such obligation in good time.

3. (a) Mutual claims of the Seller 1, the Seller 2, companies controlled by the Seller 1 and/or the Seller 2 and all persons related to the Seller 1 or the Seller 2 on the one hand and Chemotrade, Chemotrade Leipzig and IUT on the other, which are reflected in the balance sheet of the respective company as of December 31, 1997 as claims or liabilities, shall be due to the respective claimant in accordance with their respective terms, except as expressly set forth otherwise in this Agreement.

     (b) Subsections 1 and 2 above shall not apply to the employment contract between the Seller 1 and Chemotrade, the consultancy agreement between the Seller 2 and Chemotrade, the service agreement between HS Consult GmbH and Chemotrade and to the pension entitlements of the Seller 1 and the Seller 2 as set forth in ss. 14 below and to the existing employment agreements of the Seller 1 and the Seller 2 as set forth in ss. 14 below.

4. Except as set forth in this Agreement, the Seller 1 and the Seller 2 jointly and severally undertake to hold Chemotrade and Chemotrade Leipzig and the Purchaser fully and in good time harmless from

     (a) all obligations and liabilities of the Seller 1, the Seller 2, companies controlled by the Seller 1 and/or the Seller 2 and persons related to the Seller 1 or the Seller 2 which may be claimed from Chemotrade, Chemotrade Leipzig, IUT and/or the Purchaser, and

     (b) all liabilities of any type whatsoever accrued or contingent (including taxes, social security charges, customs and other dues) of Chemotrade or Chemotrade Leipzig which existed on December 31, 1997 or have arisen or will arise from acts, omissions or circumstances in the period until December 31, 1997, to the extent that they are not reflected or reserved in the financial statements of the respective company as of December 31, 1997.

                                      ss. 9
                                  Consideration

1. Subject to the provisions set forth in this Agreement, the aggregate value of the consideration (the "Total Consideration") for the sale and transfer of the Chemotrade Shares, rights and claims pursuant to ss. 1 subsection 3 above and for all other obligations assumed by the Seller 1 and the Seller 2 in this Agreement shall be

                                  DM 6,500,000
          (in words, six million five hundred thousand Deutsche Mark).

     The Total Consideration shall consist of:

     (a) a "Base Cash Consideration" in the amount of DM 3,000,000;

     (b) a "Base In Kind Consideration" in the amount of DM 1,500,000.

     (c) an "Installment Cash Consideration" in the amount of DM 1,500,000; and

     (d) a "Contingent Cash Consideration" in the amount of DM 500,000.


2. The Base Cash Consideration shall be due for payment on the Closing plus interest thereon at the rate of 10% p.a. from July 1, 1998 until the Closing and shall be payable by the Purchaser at the Purchaser's risk and expense by wire transfer to one or two bank accounts as designated by the Seller 1 and the Seller 2.

3. The Base In Kind Consideration shall be a number of common stock of Isonics Corporation to be determined as follows: DM 1,500,000 divided by the average of the closing prices of common stock of Isonics Corporation for the ten consecutive trading days immediately preceding the date of signing hereof and the five consecutive trading days immediately following the date of signing hereof rounded downwards and the Contingent Cash Consideration shall be increased by such rounding difference (the "Adjusted Contingent Cash Consideration"). The Base In Kind Consideration shall be delivered to the Seller 1 and the Seller 2 on the Closing by transfer of legal title and release of the common stock to one or two deposit accounts as designated by the Seller 1 and the Seller 2.

4.   The Installment Cash Consideration shall be payable as follows:

     (a) Subject to the provisions of subsection 6. below, if Closing is held on or before June 30, 1998 the Installment Cash Consideration plus interest thereon at a rate of 10% p.a. from the Closing until the date of payment of the Installment Cash Consideration shall be payable on or before June 1, 1999 by bank transfer free of any charges to one or two bank accounts as designated by the Seller 1 and the Seller 2.

     (b) Subject to the provisions of subsection 6. below, if Closing is postponed until August 31, 1998, a portion of the Installment Cash Consideration in the amount of DM 1,000,000 shall be due for payment on June 30, 1998 (see ss. 6 subsection 3 c) and the balance in the amount of DM 500,000 plus interest thereon at the rate of 10% p.a. from July 1, 1998 until the Closing shall be due for payment on the Closing and each portion shall be payable by bank transfer free of any charges to one or two bank accounts as designated by the Seller 1 and the Seller 2.

5. The Adjusted Contingent Cash Consideration plus interest at a rate of 5% p.a. from the date of Closing shall be payable only if in the fiscal year ended on April 30, 2001 the aggregate of the EBIT (as defined in ss. 10 below) of Chemotrade and 75% of the EBIT of Chemotrade Leipzig (the "Consolidated Chemotrade EBIT") is DM 1,000,000 or more.

     If and to the extent the Consolidated Chemotrade EBIT for the fiscal year ended on April 30, 2001 is less than DM 1,000,000, the Adjusted Contingent Cash Consideration shall be reduced correspondingly. (Example: If the 2001 Consolidated Chemotrade EBIT amounts to DM 500,000, the Adjusted Contingent Cash Consideration shall be reduced by 50%.)

6. If for the period from January 1, 1998 through April 30,1999 or for the fiscal year ended on April 30, 2000, resp., the Consolidated Chemotrade EBIT is less than DM 1,000,000 the Installment Cash Consideration shall be adjusted as follows:

     (i) If and to the extent the Consolidated Chemotrade EBIT for the period from January 1, 1998 until April 30,1999 or for the fiscal year ended on April 30, 2000 falls short vis-a-vis DM 1,000,000 the Seller 1 and the Seller 2 shall jointly and severally ("Gesamtschuldner") pay the Purchaser DM 0.75 for each DM 1.00 of such shortfall (or shortfalls).

     (ii) Any payment by the Seller 1 and the Seller 2 pursuant to (i) shall be due within one week of the determination of the Consolidated Chemotrade EBIT according to ss. 10 and shall be payable by bank transfer to a bank account as designated by the Purchaser

7. The payments pursuant to subsection 5 above shall be due within two weeks after the Consolidated Chemotrade EBIT for the fiscal year ended on April 30, 2001 has been finally determined in accordance with the provisions of ss. 10 below. The provision in subsection 2 above shall apply to the Adjusted Contingent Cash Consideration mutatis mutandis.


                                     ss. 10
                          Consolidated Chemotrade EBIT

1. The Consolidated Chemotrade EBIT within the meaning of paragraph 9 subsection 5 above shall be the consolidated earnings before interest, extraordinary charges and tax of Chemotrade and Chemotrade Leipzig as reflected for the period from January 1, 1998 through April 30, 1999, the years ended on April 30, 2000, and 2001 according to the classification format pursuant to section 275 para 3 German Commercial Code ("HGB") in line 13 ("Ergebnis der gewohnlichen Geschaftstatigkeit") plus interest expenses and similar charges in line 12 ("Zinsen und ahnliche Aufwendungen") minus interest income and similar income items in line 10 ("Sonstige Zinsen und ahnliche Ertrage") of the 1999, 2000 and 2001 consolidated profit and loss statement of Chemotrade.

2. (a) The Consolidated Chemotrade EBIT shall be determined on the basis of the financial statements of Chemotrade and Chemotrade Leipzig and the consolidated financial statements of Chemotrade for the period from January 1, 1998 through April 30, 1999, the years ended on April 30, 2000, and 2001 and elimination calculations pursuant to paragraphs (b) to (g) below.

     (b) These annual financial statements shall be prepared on the basis of proper book-keeping and in accordance with accounting, valuation and depreciation principles generally accepted in the United States of America ("US GAAP"). All risks, devaluations and losses ascertainable at the time of the preparation of the respective financial statements shall be provided for by sufficient depreciations, changes of evaluation or reserves; pension obligations shall be accrued with the highest amounts permissable under the income tax laws. For purposes of determining whether an item constitutes an "extraordinary item" US GAAP shall be decisive. Together with the financial statements, calculations shall be prepared in each case which shows the effects upon the Consolidated Chemotrade EBIT to be eliminated pursuant to paragraphs
         (c) to (g) below ("Elimination Statements").

     (c) Effects upon the Consolidated Chemotrade EBIT as a consequence of (i) a write-up in connection with the acquisition or restructuring

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                                                                              17

         measures implemented after the acquisition of the Chemotrade Shares of the stated values of the assets of Chemotrade and/or Chemotrade Leipzig as against the book values of these assets and liabilities carried forward on a consistent basis, (ii) the inclusion of goodwill, and
         (iii) any acquisition and reorganisation costs in the course of the acquisition of the Chemotrade Shares by the Purchaser or any subsequent reorganisation of Chemotrade and/or Chemotrade Leipzig shall be eliminated. In case of a conversion of a corporate entity into a partnership, the operating results shall be determined as if such converted entity had remained a corporate entity.

     (d) Effects upon the Consolidated Chemotrade EBIT as a consequence of tax payments and refunds not concerning the period in question as well as tax audit results shall be eliminated.

     (e) Effects upon the Consolidated Chemotrade EBIT as a consequence of (i) measures of particular importance beyond the normal continuation of the business of Chemotrade and/or Chemotrade Leipzig and (ii) the acquisition or disposition of companies and businesses by Chemotrade and/or Chemotrade Leipzig shall be eliminated to the extent that the Seller 1 and the Seller 2 (acting jointly) contradict such a measure in writing vis-a-vis the Purchaser within three months after having obtained substantiated knowledge in writing. Effects upon the Consolidated Chemotrade EBIT as a consequence of head office charges, if any, of the Purchaser and/or its associated companies shall be eliminated; this shall not apply to supplies, services and payments under arm's length arrangements of a specific nature even if the performance of one side or the other within the scope of such arrangements is determined on a lump sum basis, provided that such supplies and services are appropriate for a business of the size and the nature of the Business.

     (f) Effects upon the Consolidated Chemotrade EBIT resulting from sets of facts for which the Purchaser raises claims against against the Seller 1 and the Seller 2 shall be eliminated to the extent to which the Purchaser and/or Chemotrade or Chemotrade Leipzig receive compensation therefore from the Seller 1 and the Seller 2.

     (g) The Purchaser shall not be prevented by the provisions in this subsection 2 from conducting and reorganizing Chemotrade and/or
         Chemotrade Leipzig in any manner chosen by it. The interests of the Seller 1 and the Seller 2 are taken into account by the provisions in this subsection 2. To the extent that measures not addressed in this subsection 2 and caused by the Purchaser influenced the Consolidated Chemotrade EBIT in an unacceptable manner, the Purchaser and the Seller 1 and the Seller 2 (the latter acting jointly) shall adjust the calculation method in a reasonable way which is fair for both sides.

3. (a) Chemotrade and the Purchaser shall prepare the annual financial statements of Chemotrade and Chemotrade Leipzig and the consolidated financial statements of Chemotrade as of April 30, 1999 (including the period from January 1, 1998 until April 30, 1998) to 2001 and the Elimination Statements as quickly as possible after the respective fiscal year-end and in any event by June 15 of the following fiscal year and have them audited by Grant Thornton or a designee of the Purchaser, to the extent legally required or desired by the Purchaser. The audit shall in particular be directed towards the adherence to the accounting principles pursuant to subsections 1 and 2 above. The costs connected with the preparation and audit, if any, of these financial statements and Elimination Statements shall be fully reserved for in the financial statements. The decision about the audit and the auditor can be taken by the Purchaser on a year-by-year basis.

     (b) The Seller 1 and the Seller 2 (acting jointly) shall have the right to have these financial statements and Elimination Statements audited at their cost by an auditor of their choice. The auditor of the Seller 1 and the Seller 2 can participate in the physical count of the inventories and in order to exercise his rights shall receive reasonable access to all books and records and assets of Chemotrade as well as all information reasonably requested by him.

     (c) The Purchaser shall submit the financial statements and Elimination Statements together with the audit report pursuant to paragraph (a) above to the Seller 1 and the Seller 2 immediately after completion. If the Seller 1 and the Seller 2 (acting jointly) do not contradict the submitted documents within one month after receipt, the results shown therein shall become final for the parties. If prior to the lapse of the afore-mentioned one-month period the Seller 1 and the Seller 2 (acting jointly) give instructions to audit the submitted financial statements and Elimination Statements pursuant to paragraph (b) above and inform the Purchaser thereof within such period, the term for the contradiction for the Seller 1 and the Seller 2 shall extend by two months from the lapse of the original contradiction term.

     (d) To the extent that the Seller 1 and the Seller 2 (acting jointly) contradict results shown in the submitted documents within the afore-mentioned periods and furnish reasons for the contradiction and the parties do not agree upon the points under dispute addressed by the contradictions within one month after receipt of the last contradiction, the certified public accountant KPMG Dusseldorf shall determine with binding effect for all the parties on the basis of the principles set forth in subsections 1 and 2 above how the points under dispute addressed by the contradictions and not already settled between the parties before shall be settled. The costs of KPMG Dusseldorf shall be borne by the parties in relation in which they do not prevail with their respective opinion.


                                     ss. 11
         Representations and Warranties of the Seller 1 and the Seller 2

In concluding this Agreement the Purchaser relies on the correctness of the representations and warranties made by the Seller 1 and the Seller 2 hereafter. The Seller 1 and the Seller 2 hereby represent and warrant as a guaranteed quality (in accordance with ss. 459 Sub-Section 2 German Civil Code) and as an independent guarantee (in accordance with ss. 305 German Civil Code) that the following representations and warranties are correct today and, except for interim changes in full compliance with ss. 7 above, will be correct at the Closing.

1. (a) The statements in ss. 1 and ss. 2 and ss. 3 hereof about Chemotrade, Chemotrade Leipzig and IUT and the Business are complete and correct in every respect. Chemotrade, Chemotrade Leipzig, and IUT are corporations validly existing and in good standing under German law. They have a requisite power and authority to own or lease their properties and to carry on their business as presently being conducted. All matters which need to be registered in the commercial register have been duly registered. Chemotrade, Chemotrade Leipzig and IUT do not have any supervisory, advisory or similar bodies.

     (b) The Chemotrade Shares as well as the Chemotrade Leipzig shares and the IUT shares (the "Subsidiaries' Shares") are duly and validly issued and outstanding, fully paid and free of secondary or other obligations or restrictions. The stated capital of Chemotrade, Chemotrade Leipzig and IUT has directly, or indirectly, not been repaid nor has it been reduced by losses. The Seller 1 and the Seller 2 have legal title to the Chemotrade Shares and Chemotrade has legal title to the Subsidiaries' Shares. The Chemotrade Shares and the Subsidiaries'
         Shares are free and clear of any claims, liens, pledges, and encumbrances, sub-participations or security assignments or other interests except as disclosed in Schedule ss. 11 (1) (b) hereto. The Chemotrade Shares and the Subsidiaries' Shares have not been issued in violation of, and are not subject to, any pre-emptive or subscription rights other than stipulated in the articles of association ("Gesellschaftsvertrag") (waived pursuant to ss. 5 subsection 3 above). None of the Chemotrade Shares or of the Subsidiaries' Shares are subject to any voting trust agreement or other agreement (outside of the articles of association) restricting or otherwise relating to the voting, dividend rights or disposition of the Chemotrade Shares or the Subsidiaries' Shares, respectively. There are no outstanding warrants, options, convertible or exchangeable securities or other commitments pursuant to which the Seller 1 or the Seller 2 or Chemotrade or Chemotrade Leipzig or IUT are, or may become, obligated to issue, sell, purchase, return or redeem any shares or registered share capital or other securities of Chemotrade or of Chemotrade Leipzig or IUT.

     (c) The Seller 1 and the Seller 2 have all requisite powers and authority to execute and to deliver this Sale and Purchase Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed by the Seller 1 and the Seller 2. This Agreement constitutes a valid and binding obligation of the Seller 1 and the Seller 2, enforceable against them in accordance with its terms. Conclusion and completion of this Agreement do not constitute the sale of the entire or almost the entire assets of the Seller 1 or the Seller 2 under ss. 419 German Civil Code.

     (d) The execution and delivery of this Agreement by the Seller 1 and the Seller 2 does not, and the performance by them of the transactions contemplated hereby to be performed by them will not conflict with, or result in, the breach of any provision of the articles of association of Chemotrade, Chemotrade Leipzig or IUT. No consent, approval or authorization of, or registration with, any court or governmental agency is required for the Seller 1 and the Seller 2 to enter into and to perform their obligations hereunder. By the assignment of the Chemotrade shares pursuant to this Agreement the Purchaser will acquire full, unrestricted and unencumbered title to the Chemotrade shares at its free disposal.

2. (a) Except as disclosed in Schedule ss. 11 (2) (a) hereto, Chemotrade, Chemotrade Leipzig and IUT has full unrestricted and unencumbered title to, and direct or indirect possession of, or tangible and intangible assets which are used in its business, except those assets which (i) are leased or licensed from persons and companies other than the Seller 1, the Seller 2, companies controlled by, and persons related to, the Seller 1 and/or the Seller 2 on normal market terms, (ii) are still subject to usual reservations of title by suppliers pending payment or
         (iii) or neither individual nor in total material. To the extent that such assets, and in particular tools, are in the direct possession of third parties, Chemotrade, Chemotrade Leipzig and IUT can demand delivery of such assets free of charge at any time.

     (b) Schedule ss. 11 (2) (b) hereto reflects completely and correctly all existing security rights including, without limitation, share pledges, encumbrances, transfer of assets or assignments of claims as well as undertakings and restrictions regarding the corporate structure of Chemotrade, Chemotrade Leipzig and IUT granted by them and all existing obligations of them to grant security rights.

3. The financial statements as of December 31, 1997 of Chemotrade and Chemotrade Leipzig ( together the "Chemotrade Financial Statements") have been prepared with the care of a conscientious business man on the basis of proper book keeping and in accordance with accounted valuation and depreciation principles generally accepted in Germany. Except as disclosed to the Purchaser in Schedule ss. 11 (3) hereto these principles have been applied consistently and without change in preparing the Chemotrade Financial Statements of Chemotrade and Chemotrade Leipzig as of December 31, 1996. As of December 31, 1997 there are no risks, devaluations and losses other than those duly provided for by sufficient depreciations changes or evaluation or reserves in the Chemotrade Financial Statements. The Chemotrade Financial Statements, including the notes, are complete and correct and present completely and correctly the financial position of Chemotrade and Chemotrade Leipzig as of December 31, 1997 and the results of the operations of the fiscal year ended December 31, 1997. The equity of Chemotrade and Chemotrade Leipzig as of December 31, 1997 is not less than the amounts reflected in the Chemotrade Financial Statements.

4.   Except as disclosed in Schedule ss. 11 (4) hereto,  since December 31, 1997
     (i) Chemotrade and Chemotrade Leipzig have only been conducted within the normal and ordinary course of business (ii) no extraordinary business event or legal arrangement has occurred or been entered into and there has not been any event which by itself or together with other events has materially adversely affected the business the assets or the financial situation of Chemotrade or Chemotrade Leipzig and (iii) or salary and wage increases granted since December 31, 1997 were required under collective bargaining agreements or, if that was not the case, were within the normal scope.

5. (a) Except as reflected in the Chemotrade Financial Statements, Chemotrade and Chemotrade Leipzig have not erected any buildings, improvements or constructions on real estate owned by third parties.

     (b) All buildings, improvements and constructions leased by Chemotrade or Chemotrade Leipzig from third parties (the "Chemotrade Buildings") are in good and serviceable condition, normal wear and tear excepted. The condition or the present use of the Chemotrade Buildings do not violate any statutory, administrative or other legal provisions including building regulations, building restrictions and provisions concerning environmental protection. To the extent that real estate leased by Chemotrade or Chemotrade Leipzig is currently contaminated, any present and future obligation (other than as a result of changes of law) to clean up such contaminations rests with the owners and not with Chemotrade or Chemotrade Leipzig, or to the extent that it rests with Chemotrade or Chemotrade Leipzig is fully covered by insurance, and to the extent that Chemotrade or Chemotrade Leipzig take clean-up measures required by law, Chemotrade and Chemotrade Leipzig are fully protected by corresponding claims against the owners and/or insurance. Except as reflected in the Chemotrade Financial Statements, Chemotrade and Chamotrade Leipzig do not have any reconstruction obligations in respect of the leased real estate.

6. All material and movable assets of Chemotrade and Chemotrade Leipzig have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted. All inventories of Chemotrade and Chemotrade
     Leipzig existing on December 31, 1997 have been valued in the Chemotrade Financial Statements according to the strict lower of cost or market principle taking quantity and quality aspects into consideration. Except for the two items reflected on Schedule ss. 11 (6) hereto, the aggregate amount shown as receivables in the books and records of Chemotrade and Chemotrade Leipzig as of December 31, 1997 has been or will be collected on the basis of collection procedures usual within Chemotrade and Chemotrade Leipzig within 90 days from the due date at the gross amount shown without deductions and delcredere, collection or other costs, less the amount of individual and lump sum reserves made in the Chemotrade Financial Statements in respect thereof. The accounts receivable reflected on Schedule ss. 11 (6) hereto can be collected on April 30, 1999 at the latest at the gross amount shown without deductions and delcredere, collection or other costs, less the amount of individual and lump sum reserves made in the Chemotrade Financial Statements in respect thereof.

7. Except for the disputes set forth in Schedule ss. 11 (7) hereto, Chemotrade and Chemotrade Leipzig are not a party to, or to the best of the knowledge of the Seller 1 or the Seller 2 threatened by, any litigation, administrative proceedings or investigations having a value of more than DM 50,000 per case, nor are circumstances known to exist which might reasonably be expected to lead to such litigation, administrative proceedings or investigations. Chemotrade and Chemotrade Leipzig are not subject to any judgements, decree or settlement in any legal or administrative proceedings which materially restricts or impairs them in certain business measures, in the acquisition or disposition of assets, in competition or in the operation of their business.

8. Except for the contracts, agreements and promises described in Schedule ss. 11 (8) hereto (hereinafter collectively the "Contractual Obligations"),
     Chemotrade and Chemotrade Leipzig are not subject to any contractual obligations of the type set forth in Schedule ss. 11 (8) hereto.

     The Contractual Obligations are valid, and neither Chemotrade or Chemotrade Leipzig nor the respective other party have breached, or are in default under, any of the Contractual Obligations to any material degree. The execution and consummation of this Agreement will not result in any change or termination of any Contractual Obligations, in the acceleration of any material obligation or liability of Chemotrade or Chemotrade Leipzig, in the repayment of any grants, tax advantages or comparable benefits of any kind whatsoever granted to Chemotrade or Chemotrade Leipzig or, to the best knowledge of the Seller 1 or Seller 2 in the reduction or termination of any supply or delivery relations between Chemotrade or Chemotrade Leipzig and their respective suppliers and customers. Neither Chemotrade nor Chemotrade Leipzig has a workers' council or is a member in an "Arbeitgeberverband".

9. Schedule ss. 11 (9) hereto contains a complete and correct list of all patents, petty patents, design patents, trade marks and trade mark applications and all other intellectual property rights of Chemotrade and Chemotrade Leipzig. Except as stated in Schedule ss. 11 (9) hereto and subject to the best knowledge of the Seller 1 or Seller 2 these intellectual property rights are free from all rights of third parties and not subject to cancellation or total or partial nullification or any rights of prior users; Chemotrade and Chemotrade Leipzig are also not restricted in their exclusive use. All fees required to maintain such intellectual property rights have been paid and all other action required in this respect has been taken.

     Chemotrade and Chemotrade Leipzig have all manufacturing, processing and marketing know-how for their entire previous and present products and for all products and product improvements in preparation and hold, to the extent that such manufacturing, processing and marketing know-how has been reduced to writing, all documents pertaining thereto. All software used by Chemotrade and Chemotrade Leipzig is either owned or properly licensed. Except as stated in Schedule ss. 11 (9) hereto, Chemotrade and Chemotrade Leipzig do not infringe to any material degree or with any material consequences any industrial property rights and copy rights of third parties by manufacturing and/or marketing their present products or by any other act within their business.

10. Chemotrade and Chemotrade Leipzig carry adequate insurance against all risks which a conscientious business man in their light of business normally covers, including fire. The insurance contracts are in full force and effect and all premiums due until today have been paid. Since December 31, 1997 no material events or damage have arisen at Chemotrade or Chemotrade Leipzig which could have been, but are not covered by insurance.

11. Chemotrade and Chemotrade Leipzig have obtained all administrative approvals and licenses which they require for the conduct of the Business. Chemotrade and Chemotrade Leipzig do not violate in the Business to any degree or with any consequences, any rights of third parties or any applicable laws including, but without limitation, competition and trade law and provisions concerning environmental protection and foreign trade, and have also in the past not violated any provisions concerning environmental protection or foreign trade to any degree. All products manufactured and/or distributed by Chemotrade or Chemotrade Leipzig conform to the legal provisions in the country of sale by Chemotrade and Chemotrade Leipzig.

12. To the best knowledge of Seller 1 or Seller 2, there are no particular circumstances which could in the future materially adversely affect the Business. The Seller 1 and the Seller 2 have no knowledge of any facts or circumstances which could result in any restriction, impediment or cessation of the manufacture and/or marketing of any product which is presently manufactured and/or marketed by Chemotrade or Chemotrade Leipzig.


                                     ss. 12
                            Performance and Liability

1. The Seller 1 and the Seller 2 shall be jointly and severally ("Gesamtschuldner") liable for the performance of this Agreement and for all claims of the Purchaser against them pursuant to this Agreement up to the balance held from time to time on the Escrow Deposit Account. Otherwise, they shall be severally liable.

2. (a) Subject to the provisions in paragraphs (b) to (d) below, all claims of the Purchaser pursuant to this Agreement shall be excluded unless substantiated in writing by April 30, 2001, and claims substantiated in writing by April 30, 2001 shall be subject to a period of limitation until September 30, 2001.

     (b) Claims based on defects of title of the Chemotrade shares shall not be excluded before expiration of the statutory period of limitation.

     (c) Claims in respect of liabilities of Chemotrade or Chemotrade Leipzig for taxes, social security charges and other public dues shall not be excluded before (i) the expiration of six months after final assessment, following the administrative audits for the respective periods, of all taxes, social security charges and other public dues payable by Chemotrade or Chemotrade Leipzig for the period through December 31, 1997 or (ii) the periods set forth in paragraph (a) above whichever is longer.

     (d) For claims of the Purchaser on the basis of obligations of the Seller 1 and/or the Seller 2 in this Agreement which relate to the period from or after the Closing, the period of limitation pursuant to paragraph
         (a) above
         shall, to the extent necessary, extend until the expiration of six months (i) after the expiration of the term of the obligation if the obligation has a defined term or (ii) after the claim has arisen if the obligation does not have a definite term.

     (e) The provisions in paragraphs (a) and (e) above shall apply mutatis mutandis to all claims of the Seller 1 and/or the Seller 2 pursuant to this Agreement.

3. Every right of rescission ("Wandelung and Rucktritt") shall be excluded except as expressly provided for in this Agreement. ss.ss. 123, 476 and 826 German Civil Code shall not be affected.

4.   (a) Any   liability   of  the   Seller  1  and  the  Seller  2  beyond  the
         representations, warranties and obligations expressly assumed by the Seller 1 and the Seller 2 in this Agreement shall be excluded. The statutory or contractual liability for defects of title to the Chemotrade Shares shall not be affected.

     (b) In case of a violation of representations and warranties, the Seller 1 and the Seller 2 shall put the Purchaser or Chemotrade or Chemotrade Leipzig, respectively, into a position as if the respective representation and warranty were correct. If this is factually not possible, the Purchaser shall have all statutory legal recourse except as specifically agreed otherwise in this Agreement.

5. (a) An review, inspection and investigation of the Purchaser or any certified public accountant, attorney or other consultant retained by the Purchaser shall neither affect the obligations, representations and warranties of the Seller 1 and the Seller 2 hereunder nor the right of the Purchaser to raise claims on the basis of such obligations, representations and warranties.

     (b) Subsequent changes of the Chemotrade Financial Statements or prior financial statements of Chemotrade or Chemotrade Leipzig, including changes, if any, resulting from administrative audits, shall not have any effect upon the determination of the Total Consideration and shall also not result in any other payment in cash or in kind on any legal basis whatsoever of the Purchaser to the Seller 1 or the Seller 2 or of the Seller 1 or the Seller 2 to the Purchaser except as expressly provided otherwise in this Agreement and in its Schedules.

6. (a) Claims of the Purchaser against the Seller 1 and the Seller 2 in respect of tax liabilities can only be raised to the extent that the tax liabilities not reflected or reserved in the Chemotrade Financial Statements exceed (i) tax reimbursements, if any, not reflected in the Chemotrade Financial Statements and (ii) the aggregate amount discounted to December 31, 1997 at a discount rate of 5.0 per cent p.a. of the tax benefit, if any, to Chemotrade or Chemotrade Leipzig resulting in the period beginning December 31, 1997 and ending December 31, 2002 from the revaluation of assets and/or the devaluation of liabilities and/or accruals in the course of tax field audits for the period until December 31, 1997.

     (b) Claims of the Purchaser against the Seller 1 and the Seller 2 on the basis of the representations and warranties of the Seller 1 and the Seller 2 in this Agreement can only be raised to the extent that their aggregate amount, after considering the provision in paragraph (a) above, exceeds DM 200,000; provided, however, that such de-minimis amount shall not apply in respect of the warranty pursuant to ss. 11 no. 6 to the extent related to the accounts receivable and any claim of the Purchaser in respect of such warranty can be set off against the Adjusted Contingent Cash Consideration.

     (c) Subject to the proviso in this subsection 6 (b) at the end, claims of the Purchaser against the Seller 1 and the Seller 2 on the basis of the representations and warranties in this Agreement shall be restricted to a maximum amount equal to the aggregate of the Installment Cash Consideration pursuant to ss. 9 subsection 1,4 and 6 and the Adjusted Contingent Cash Consideration pursuant to ss. 9 subsections 1, 3 and 5 outstanding on the day when claims are raised by the Purchaser.

     (d) The provisions in paragraphs (b) and (c) above shall not apply to claims in respect of defects of title to the Chemotrade Shares which can be raised without considering this deductible and this cap; on the other hand such claims shall not be considered in order to determine whether other claims of the Purchaser can be raised against the Seller 1 or the Seller 2.

     (e) Claims of the Purchaser against the Seller 1 or the Seller 2 which have not been raised as a consequence of paragraph (b) above shall be taken into consideration without regard to any applicable statutory limitation pursuant to subsection 2 above in order to determine whether subsequent claims can be raised in accordance with paragraph (b) above.


                                     ss. 13
                                 Implementation

1. Tax matters of Chemotrade and Chemotrade Leipzig (including appeals) concerning the period through December 31, 1997 shall be handled after the Closing by Chemotrade, Chemotrade Leipzig and the Purchaser in agreement with the Seller 1 and the Seller 2 (acting jointly and uniformly). The Seller 1 and the Seller 2 jointly or severally must in particular be notified in time of, and must be given an opportunity to comment on and to participate in, tax field audits. Binding declarations to the tax authorities which may have consequences for the Seller 1 and/or the Seller 2 shall be made by Chemotrade, Chemotrade Leipzig and/or the Purchaser only in agreement with the Seller 1 and the Seller 2 (acting jointly and uniformly); the Seller 1 and the Seller 2 hereby assume corresponding obligations vis-a-vis Chemotrade, Chemotrade Leipzig and the Purchaser.

2. The Purchaser shall procure that Chemotrade and Chemotrade Leipzig grant the Seller 1 and the Seller 2 and their representatives also after the Closing the right to inspect during normal business hours all books and business records of Chemotrade and Chemotrade Leipzig relating to the period until the Closing, to the extent that such inspection is reasonably requested for tax reasons, for reasons of defense against claims or for other legitimate reasons.

3. The parties undertake, upon the request of any party, at any time after the Closing and without further compensation to make and accept all declarations in proper form and to take all measures which may still be necessary in order to consummate, and to comply fully with, the purpose of this Agreement.


                                     ss. 14
                               Other Undertakings

1. (a) Chemotrade, Chemotrade Leipzig, the Purchaser and their respective legal or contractual successors shall have the right to use and to permit others to use worldwide as a name, mark or in any other desired manner at any time after the Closing in accordance with the then prevailing provisions of the law, the present firm names of Chemotrade and Chemotrade Leipzig and every distinctive part thereof, with or without addition.

     (b) The Seller 1 and the Seller 2 severally undertake after the Closing not to use the present firm names of Chemotrade or Chemotrade Leipzig nor any distinctive part thereof nor any firm name confusingly similar therewith, with or without addition, nor a trade or service mark, a design or a trade dress presently used by Chemotrade or Chemotrade Leipzig or confusingly similar with the ones used by Chemotrade or Chemotrade Leipzig in any business connection whatsoever.

2. The Seller 1 and the Seller 2 shall enter into an employment agreement or a consultancy agreement, respectively, as mutual agreed with the Purchaser and the existing employment contracts shall be terminated without penalty as of the Closing.

3. The Seller 1 and the Seller 2 severally undertake for a period of five years from the effective date of termination of their respective employment agreement or consultancy agreement not to manufacture or market any products or render any services in Europe and in the United States which are of the same kind as, or competitive with, products manufactured or marketed or services rendered by Chemotrade or Chemotrade Leipzig in the past or at present or currently planned to be manufactured, marketed or rendered by Chemotrade or Chemotrade Leipzig, nor to assist third parties, directly or indirectly, in the manufacture or marketing of such products or the rendering of such services, nor to hold in any way whatsoever an interest in a company, which manufactures or markets such products or renders such services. Excluded from this restriction is the acquisition and holding for investment purposes of (i) common stock of Isonics Corporation or (ii) shares or convertible debentures of a company listed on a stock exchange which is engaged in the manufacture or marketing of such products or in the rendering of such services; provided, however, that in the latter case the Seller 1 and the Seller 2 do not acquire directly and/or indirectly shares or convertible debentures which constitute, or can be converted into, more than five per cent of the share capital of the respective company.

4. In case of a rescission by the Purchaser pursuant to this Agreement, the Purchaser undertakes for a period of five years from the date of rescission to keep strictly secret all matters and in particular all business and trade secrets of Chemotrade, Chemotrade Leipzig or IUT known to it and not to disclose such matters and secrets, directly or indirectly, to any third party, nor to cause such disclosure by third parties, nor to abet or justify such disclosure, nor to use such matters or secrets for itself or for the benefit of its associated companies. This shall not apply to the extent that such information is already known to the Purchaser and/or its associated companies from sources other than Chemotrade, Chemotrade Leipzig or IUT or becomes known to them without any violation of this secrecy obligation.

5. Seller 1 and Seller 2 understand that the Base In Kind Consideration has not been registered under the Securities Act of 1993, as amended (the "Securities Act"). Seller 1 and Seller 2 also understand that the Base In Kind Consideration is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Seller 1's and Seller 2's representations contained in this Agreement.

     At the time of the execution of this Agreement by Seller 1 and Seller 2, such persons are located outside of the United States. Neither Seller 1 nor Seller 2 is a "U.S. Person" as such term is defined in Rule 902(o) of Regulation S promulgated under the Securities Act.

     Seller 1 and Seller 2 are acquiring the Base In Kind Consideration for each of their own accounts for investment only, and not with a view towards their distribution. Seller 1 and Seller 2 understand that the Base In Kind Consideration may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Base In Kind Consideration or an available exemption from registration under the Securities Act, the Base In Kind Consideration must be held indefinitely. In particular, Seller 1 and Seller 2 are aware that the Base In Kind Consideration may only be sold pursuant to Rule 144 promulgated under the Securities Act if all of the conditions of that Rule are met. Seller 1 and Seller 2 represent that, in the absence of an effective registration statement covering the Base In Kind Consideration they will sell, transfer, or otherwise dispose of the Base In Kind

     Consideration only in a manner consistent with their representations set forth herein.

     Seller 1 and Seller 2 understand that in no event will they make a transfer or disposition of any of the Base In Kind Consideration (other than pursuant to an effective registration statement under the Securities Act or, to Isonics' satisfaction, pursuant to Rule 144) unless and until (i)
     Seller 1 and Seller 2 shall have notified Isonics of the proposed disposition and shall have furnished Isonics with a statement of the circumstances surrounding the disposition, and (ii) if requested by Isonics, at the expense of Seller 1 and Seller 2 or the proposed transferee, Seller 1 and Seller 2 shall have furnished to Isonics an opinion of counsel, reasonably satisfactory to Isonics, to the effect that such transfer may be made without registration under the Securities Act.

     Seller 1 and Seller 2 understand that each certificate representing the Base In Kind Consideration will be enclosed with the following legend:

     The Securities represented hereby have not been registered under the Securities Act of 1933 (the "Act") and may not be offered, sold or otherwise transferred, assigned, pledged or hypothecated, except as provided for in this Agreement, unless and until registered under the act or unless the company has received an opinion of counsel satisfactory to the company and its counsel that such registration is not required.

6. The pension entitlements of the Seller 1 and the Seller 2 shall be transferred by Chemotrade to HS Consult GmbH as per the Closing against transfer of the employer's pension liability insurance ("Ruckdeckungsversicherung") and payment in cash of the excess of the pension reserve over the employer's pension liability insurance, each as per the Closing.


                                     ss. 15
                                  Share Pledges

1. The Purchaser hereby pledges the Chemotrade Shares to the Seller 1 and the Seller 2 as joint creditors ("Gesamtglaubiger") as collateral for Purchaser's obligation to make payments in respect of the Installment Cash Consideration and the Adjusted Contingent Cash Consideration as provided in this Agreement. The pledge of the Chemotrade Shares shall be governed by the legal provisions under the German Civil Code for a pledge ("Pfandrecht am Rechten").

2. The Seller 1 and the Seller 2 hereby pledge to the Purchaser jointly and severally ("Gesamtschuldner") the Base In Kind Consideration as collateral for their obligations, if any, under ss. 9 subsection 6 or ss. 12 of this Agreement (the "U.S. Pledge"). The U.S. Pledge shall be governed by the provisions under the German Civil Code for a pledge to the extent legally permitted.


                                     ss. 16
                                  Miscellaneous

1. The notarial fees, registration fees and transfer taxes, if any, connected with the execution and consummation of this Agreement shall be borne by the Purchaser. Apart therefrom, each contractual party shall bear its own costs and taxes and the costs of its advisers and auditors.

2. Changes and amendments to this Agreement as well as declarations to be made hereunder shall be valid only if made in writing unless a notarial deed is legally required. This shall also apply to any change of this subsection 2.

3. The Seller 1 and the Seller 2 shall jointly and uniformly advise the Purchaser of a person or legal entity which is authorized to make and accept with legally binding effect for the Seller 1 and the Seller 2 all declarations under this Agreement or in consummation hereof.

     The Seller 1 and the Seller 2 hereby appoint as such agent:

     BM Partner Revision GmbH Wirtschaftsprufungsgesellschaft
     Kanzlerstrasse 8, 40472 Dusseldorf.

     A change in the person or address of the agent of the Seller 1 and the Seller 2 shall be effective for the Purchaser only one month after the date on which it has been notified of such change. Until the laps of such period, the authority of the previous agent as well as his address shall be deemed to continue.

4. Each party shall be personally responsible for the fulfillment of all obligations, if any, vis-a-vis brokers or finders assumed by that party in respect of the transactions agreed herein. The Seller 1 and the Seller 2 jointly and severally represent and warrant that neither Chemotrade nor Chemotrade Leipzig is subject to any obligation vis-a-vis brokers or finders.

5. If a provision of this Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provision shall be replaced, or the gap be filled, by a legally valid arrangement which corresponds as closely as possible to the intention of the parties or what would have been the intention of the parties according to the aim and purpose of this Agreement if they had recognized the gap. If a provision of this Agreement should be invalid because of its scope of application in terms of timing, territory or nature such invalid provision shall be deemed having been agreed upon with the maximum scope of application permitted by law.

6. Isonics hereby assumes joint and several liability for all obligations undertaken by the Purchaser in this Agreement.

7. The Schedules to this Agreement shall form an integral part of this Agreement. The headings in this Agreement shall only serve the purpose of easier orientation and shall be of no consequence for the contents and interpretation of this Agreement. Statements in one provision or Schedule of this Agreement shall be deemed to have been made also for the purposes of all other provisions and Schedules of this Agreement.

8.   This Agreement shall be governed by German law.

9. The English version of this Agreement shall be binding, except for explanatory additions in this Agreement and Schedules in the German language for which the German version shall be binding.